Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

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                                                                          Year ended December 31,
                                                                          -----------------------
                                                                          2006       2005      2004
                                                                          ----       ----      ----

Earnings from continuing operations before income taxes, equity in earnings of associated companies, minority interest and cumulative
    effect of accounting change                                          $262.9    $ 36.2    $167.2
Add:
    Distributed income of associated companies                              1.9       1.0       2.6
    Amortization of capitalized interest                                    2.3       1.6       0.5
    Fixed charges                                                          64.1      91.3      28.1
Less:
    Capitalized interest                                                   (1.7)     (2.8)     (1.5)
    Minority interest                                                      (0.8)     (0.6)      n/a
                                                                           ----      ----    ------
Earnings as adjusted                                                     $328.7    $126.7    $196.9
Fixed charges:
    Interest on indebtedness including amortized premiums, discounts
        and deferred financing costs                                     $ 58.9    $ 86.5    $ 24.3
    Portion of rents representative of the interest factor                  5.2       4.8       3.8
                                                                         ------    ------    ------
Fixed charges                                                            $ 64.1    $ 91.3    $ 28.1
                                                                         ------    ------    ------
Ratio of earnings to fixed charges                                          5.1       1.4       7.0
                                                                         ------    ------    ------
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